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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE              FOR MORE INFORMATION:
                                   Sun Microsystems Computer Company
                                   Susanne Vagadori  (415) 786-8281


           WILLIAM R. HEARST III RESIGNS FROM SUN BOARD OF DIRECTORS

         MOUNTAIN VIEW, California -- July 10, 1995 -- Sun Microsystems, Inc.,
(SUNW) announced today that William R. Hearst III has resigned from the company's board of directors. Hearst was elected to the board of directors in 1988 and served on the company's compensation committee throughout his tenure. Recently named general partner at Kleiner Perkins Caufield & Byers, a venture capital firm in Menlo Park, California, Hearst's resignation became effective on July 1, 1995.

         "Will has been a highly valued member of our board who provided outstanding service to our company and its shareholders," said Chief Executive Officer, Scott McNealy. "Will is a good friend, and we wish him great success in his new endeavors." The process for identifying a replacement has been initiated.

         With revenues in excess of $5 billion, Sun Microsystems, Inc. provides solutions that enable customers to build and maintain open network computing environments. Widely recognized as a proponent of open standards, the company is involved in the design, manufacture and sale of products, technologies and services for commercial and technical computing. Sun's SPARC(R) workstations, multiprocessing servers, SPARC microprocessors, Solaris(R) operating software and service organization each rank No. 1 in the UNIX industry. Founded in 1982, Sun is headquartered in Mountain View, Calif., and employs more than 13,000 people in 32 corporate offices worldwide.

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